Cane Clark llp		3273 E. Warm Springs Las Vegas, NV 89120
Kyleen E. Cane*	Bryan R. Clark^	Telephone: 702-312-6255
Joe Laxague	Scott P. Doney	Facsimile: 702-944-7100
Christopher T. Clark		Email: sdoney@caneclark.com

VIA EDGAR

December 13, 2011

Skookum Safety Solutions Corp.

1017 5th Street SE

High River, Alberta, T1V 1J2

Dear Sirs:

       We have acted as counsel to Skookum Safety Solutions Corp., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of 300,000 shares of the Company’s common stock.

In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; (e) the Certification of Officer issued from Rebecca Kylo, President and CEO of the Company; and (f) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, and the I am of the opinion that the 300,000 shares of common stock to be sold by the Company will be validly issued, fully paid and non-assessable when issued by the Company if the consideration for the shares described in the prospectus is received by the Company.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

Sincerely,

/s/ Scott Doney

Scott Doney, Esq.

CONSENT

I HEREBY CONSENT to the inclusion of my name and use of my opinion in connection with the Form S-1 Registration Statement filed with the Securities and Exchange Commission as special counsel for the registrant, Skookum Safety Solutions Corp.

Sincerely,

/s/ Scott Doney

Scott Doney, Esq.